NTN BUZZTIME, INC.
AMENDED 2010 PERFORMANCE INCENTIVE PLAN
STOCK UNIT AGREEMENT

THIS STOCK UNIT AGREEMENT (the “Agreement”), dated March 19, 2018 (the “Grant Date”) between NTN Buzztime, Inc., a Delaware corporation (the “Corporation”), and Allen Wolff (the “Recipient”), is entered into as follows:

WHEREAS, the continued commitment of the Recipient is considered by the Corporation to be important for the Corporation’s continued growth; and

WHEREAS, in order to give the Recipient an incentive to continue in the employ or service of the Corporation and to assure his or her continued commitment to the success of the Corporation, the Nominating and Corporate Governance/Compensation Committee of the Board of Directors of the Corporation or its delegates (the “Committee”) has determined that the Recipient shall be granted units (“Stock Units”) representing hypothetical shares of the Corporation’s Common Stock, with each Stock Unit equal in value to one share of the Corporation’s Common Stock, subject to the restrictions stated below and in accordance with the terms and conditions of the NTN Buzztime, Inc. Amended 2010 Performance Incentive Plan (the “Plan”), a copy of which can be obtained by written or telephonic request to the Stock Plan Administrator.

THEREFORE, the parties agree as follows:

1. Grant of Stock Units. Subject to the terms and conditions of this Agreement and of the Plan, the Corporation hereby grants to the Recipient Stock Units covering Fifteen Thousand (15,000) shares of Common Stock (the “Shares”).

2. Vesting Schedule. Subject to the Recipient’s not experiencing a termination or reduction of employment or service during the following vesting period, the interest of the Recipient in the Stock Units shall vest as follows: 16.67% of the total shares shall vest on the six month anniversary of the Grant Date. The remaining 83.33% of the total shares shall vest in (30) substantially equal monthly installments, with the first installment vesting on the seven month anniversary of the Grant Date and each additional installment vesting on the same day of each of the remaining (29) months thereafter.

The vesting schedule requires continued full-time employment or service through each applicable vesting date as a condition to the vesting and the rights and benefits under this Agreement. Partial employment or service, even if substantial, during any vesting period will not entitle the Recipient to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 4(b) below or under the Plan.

3. Benefit Upon Vesting. Upon the vesting of the Stock Units and subject to any limitations set forth in this Agreement, the Recipient shall be entitled to receive, and the Corporation shall as soon as reasonably practicable (but in any event, within the period ending on the later to occur of the date that is two and one half (2½) months after the end of (a) the Recipient’s tax year that includes the applicable vesting date, or (b) the Corporation’s tax year that includes the applicable vesting date) issue to the Recipient, a number of Shares equal to the number of Stock Units that have vested on the applicable vesting date subject to Section 7 below.

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4. Restrictions.

(a) Except as otherwise provided for in this Agreement, the Plan or applicable law, the Stock Units or any related rights granted hereunder may not be sold, pledged or otherwise encumbered or transferred until the Stock Units become vested in accordance with Section 2 and the Shares are issued under Section 3. The period of time between the date hereof and the date the Stock Units become fully vested is referred to as the “Restriction Period.”

(b) Except as otherwise provided for in this Agreement, if the Recipient’s employment or service with the Corporation is terminated or reduced at any time for any reason, prior to the lapse of the Restriction Period, all Stock Units granted hereunder that have not vested by such termination date and that are held by the Recipient as of such date shall be forfeited by, and no further rights shall accrue to, the Recipient, without payment of any consideration by the Corporation and without any other action by the Recipient or the Recipient’s beneficiary or personal representative, as the case may be. If the Recipient is employed or engaged by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment or service of the Recipient for purposes of this Agreement, unless the Recipient otherwise continues to be employed or engaged by the Corporation or another of its Subsidiaries following such event.

5. Change in Control; Acceleration. In the event of a Change in Control, and provided that the Recipient is employed by the Corporation through the effective date of the Change of Control, 100% of the then unvested portion of the Stock Units shall vest as of immediately prior to the effective date of such Change in Control.

6. No Stockholder Rights. Stock Units represent hypothetical shares of Common Stock. During the Restriction Period, and except as otherwise provided for under the Plan or this Agreement, the Recipient shall not be entitled to any of the rights or benefits (including without limitation any voting or dividend rights) generally accorded to stockholders.

7. Taxes. To meet the obligations of the Corporation (or a Subsidiary if the Recipient is employed by an entity other than the Corporation) and the Recipient with respect to any income or employment withholding taxes, FICA contributions, or the like under any federal, state, local or foreign statute, ordinance, rule, or regulation in or connection with the award grant, vesting or settlement of the Stock Units, the Corporation may, at its sole discretion, either require the Recipient to deposit with the Corporation an amount of cash sufficient to meet such obligations and/or, withhold the required amounts from the Recipient’s pay during the pay periods immediately preceding the date on which any such applicable withholding tax or similar obligation otherwise arises. The Corporation may also in lieu of or in addition to the foregoing, at its sole discretion, withhold a number of shares of Common Stock otherwise deliverable under this award having a fair market value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without adverse accounting consequences) of the Recipient’s estimated total federal, state, local and/or foreign tax obligations associated with the grant, vesting or settlement of the Stock Units. The Corporation shall not deliver any of the Shares until and unless the Recipient has made the deposit required herein or proper provision for all applicable tax withholding and similar obligations has been made. The Recipient hereby consents to any action reasonably taken by the Corporation to meet all or any of such obligations.

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8. Data Privacy Consent. The Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Recipient’s personal data as described in this document by the Corporation for the exclusive purpose of implementing, administering and managing the Recipient’s participation in the Plan. The Recipient understands that the Corporation holds certain personal information about the Recipient, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of all options or any other entitlement to shares of stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Recipient’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Recipient understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Recipient’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Recipient’s country. The Recipient understands that the Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Stock Plan Administrator. The Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Recipient’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Recipient may elect to deposit any Stock acquired under the Plan. The Recipient understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Recipient understands that the Recipient may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Stock Plan Administrator in writing. The Recipient understands that refusing or withdrawing consent may affect the Recipient’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Recipient understands that he or she may contact the Stock Plan Administrator at the Corporation.

9. Plan Information. The Recipient acknowledges that the Recipient has received copies of the Plan and the Plan prospectus from the Corporation and agrees to receive stockholder information, including copies of any annual report, proxy statement and periodic report, from the SEC Filings section in the Investor Relations section of the Corporation’s website at www.buzztime.com. The Recipient acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Stock Plan Administrator.

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10. Recipient Acknowledgments. By accepting this grant of Stock Units, the Recipient acknowledges and agrees that the Plan is established voluntarily by the Corporation, it is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time unless otherwise provided in the Plan or this Agreement. The Recipient acknowledges that all decisions with respect to future grants, if any, will be at the sole discretion of the Corporation. The Recipient’s participation in the Plan shall not create a right to further employment or service with the Corporation and shall not interfere with the ability of the Corporation to terminate the Recipient’s employment or service relationship at any time with or without cause and it is expressly agreed and understood that employment or service is terminable at the will of either party, insofar as permitted by law. The Recipient agrees that stock units, stock unit grants and resulting benefits are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Corporation and are outside the scope of the Recipient’s employment or service contract, if any. Stock units, stock unit grants and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law. In the event that the Recipient is not an employee of the Corporation, this grant of Stock Units will not be interpreted to form an employment contract or relationship with the Corporation or any Subsidiary of the Corporation. The Recipient acknowledges that the future value of the Shares is unknown, may increase or decrease from the date of grant or vesting of the Stock Unit and cannot be predicted with certainty. In consideration of this grant of Stock Units, no claim or entitlement to compensation or damages shall arise from termination of this grant of Stock Units or diminution in value of this grant of Stock Units resulting from the Recipient’s termination of employment or service by the Corporation (for any reason whatsoever and whether or not in breach of applicable laws).

11. Code Section 409A Matters. The Company has attempted in good faith to structure the Stock Units in a manner that conforms to the requirements of Code Section 409A(a)(2), (3) and (4), and any ambiguities herein will be interpreted to so comply with these requirements to the maximum extent permissible. To the extent the IRS challenges whether the Stock Units in fact comply with Code Section 409A(a)(2), (3) and (4), the Recipient shall be fully responsible for any additional taxes, penalties and/or interest that might apply as a result of any adverse determination resulting from such challenge. To the extent the Stock Units contemplate multiple distribution dates, each amount to be paid (Shares to be distributed) hereunder on any particular distribution date is designated as a separate payment and such payments will not collectively be treated as a single payment. Notwithstanding anything else to the contrary in this Agreement or the Plan, the Company may accelerate distribution of Shares under this Agreement only in accordance with Treas. Reg. §1.409A-3(j)(4).

12. Miscellaneous.

(a) The Corporation shall not be required to treat as the owner of Stock Units, and associated benefits hereunder, any transferee to whom such Stock Units or benefits shall have been so transferred in violation of this Agreement.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

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(c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Recipient at the Recipient’s address then on file with the Corporation.

(d) The Stock Units and this Agreement are subject to the applicable terms and conditions of the Plan, which is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Corporation and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Corporation and the Recipient. This Agreement is governed by the laws of the state of Delaware. In the event of any conflict between the terms and provisions of the Plan and this Agreement, the Plan terms and provisions shall govern. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Plan. Certain other important terms governing this contract are contained in the Plan.

(e) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Accepted by RECIPIENT:		NTN BUZZTIME, INC.

		By:	/s/ Sandra Gurrola
Signature:	/s/ Allen Wolff	Name:	Sandra Gurrola
Print Name:	Allen Wolff	Title:	Vice President, Finance

RETAIN THIS AGREEMENT FOR YOUR RECORDS

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